Espey Announces 4th Quarter Dividend and Personnel Change

Saratoga Springs, NY; June 2, 2014 - The Board of Directors of Espey Mfg. & Electronics Corp. (NYSE MKT: ESP) announces that by mutual agreement with the Board of Directors, Mark St. Pierre has resigned as President, Chief Executive Officer and a director of the company. This resignation will be effective on June 27, 2014.

The company also announces that David O’Neil, currently Chief Financial Officer, has been appointed as Interim President and Chief Executive Officer, and that Katrina Sparano, currently Assistant Treasurer and Principal Accounting Officer, has been appointed as Interim Principal Financial Officer. The Board of Directors has commenced the process for the identification of a permanent successor to Mr. St. Pierre.

Mr. St. Pierre has served as the company’s President since 2009 and as President and Chief Executive Officer since 2010.

Espey also announces a regular quarterly dividend of $0.25 per share for the fourth quarter of fiscal year ending June 30, 2014. The dividend will be payable on June 27, 2014, to all shareholders of record on June 16, 2014.

Espey’s primary business is the development, design, and production of specialized military and industrial power supplies/electronic equipment. The Company’s web site can be found on the Internet at www.espey.com.

For further information, contact Mr. David O’Neil at (518) 245-4400.

Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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